GE Consumer & Industrial	Richard L. Pease
Vice President

May 24, 2005

Regal-Beloit Corporation
200 State Street
Beloit, WI 53511
Attention: President
Facsimile: (608) 364-8818

RE: Shareholder Agreement (the “Agreement”), dated as of December 31, 2004, between General Electric Company (“GE” or “Shareholder”) and REGAL-BELOIT Corporation (“RBC” or “Company); Extension of Certain Time Periods In Agreement

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned such terms in the Agreement.

This letter confirms our agreement to amend the Agreement effective as of this date and extend certain time periods in the Agreement as follows:

(a)	Section 3(b). The first and last sentences of Section 3(b) are amended by deleting “60” in each sentence and inserting in lieu thereof “150”.

(b)	Section 7(a). The first sentence of Section 7(a) is amended by deleting “150” and inserting in lieu thereof “240”.

Except as expressly amended or superceded by this letter agreement, the Agreement shall remain in full force and effect without any waiver of either party’s rights or obligations thereunder. To confirm your receipt and acceptance of the foregoing, please execute the acknowledgement set forth below and return one copy to the undersigned.

Very truly yours,
GENERAL ELECTRIC COMPANY

By: /s/ Richard L. Pease

Name: Richard L. Pease
Title: Vice President

Acknowledged and accepted this 31st day of May, 2005.

REGAL-BELOIT CORPORATION

By: /s/ James L. Packard
Name: James L. Packard
Title: Executive Chairman

General Electric Company
20 Technology Parkway	T 770-662-7078
Norcross, GA 30092	F 770-447-7200